EXHIBIT 23.2

CONSENT OF ACCOUNTANT

Board of Directors
Northport Capital Inc.

          We hereby consent to the use in this Registration Statement of Northport Capital Inc. on Form SB – 2 dated September 12, 2006 of our report dated July 31, 2006 of Northport Capital Inc., (previously Dotcom-netmgmt.com Inc.) (a development stage company) for the years ended December 31, 2005, and December 31, 2004 and of our report dated May 9, 2006 of Dalian Beigang Information Industry Development Company Limited for the years ended December 31, 2005 (Consolidated) and 2004.

          We also consent to the reference to our firm under the caption “Experts” included in this Registration Statement.

Dated this 12 day of September, 2006

/s/ Jimmy C.H. Cheung & Co
Jimmy C.H. Cheung & Co
Certified Public Accountants